Exhibit 99.1

Ethan Allen Announces Completion of Senior Note Redemption

DANBURY CT – March 19, 2015. - Ethan Allen Interiors Inc. (NYSE: ETH) announced today the repayment of its $129.4 million outstanding Senior Notes. The Company had previously announced the completion of a new $150 million credit facility.

The Company’s Chairman, President and CEO Farooq Kathwari stated, "We are pleased that we have continued to strengthen our financial structure. Part of our cash along with borrowings under the new credit facility were used to complete the transaction."

About Ethan Allen

Ethan Allen Interiors Inc. (NYSE: ETH) is a leading interior design company and manufacturer and retailer of quality home furnishings. The company offers complimentary interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates eight manufacturing facilities including five manufacturing plants and one sawmill in the United States plus one plant in each of Mexico and Honduras. Approximately seventy percent of its products are made in its North American plants. For more information on Ethan Allen's products and services, visit ethanallen.com.